Exhibit 10.21

AMENDED AND RESTATED OPTION AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

This AMENDED AND RESTATED OPTION AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (hereinafter referred to as “Agreement”) is made on July 14, 2004 and entered into by and between UPWAY PROPERTIES, LLC, A California Limited Liability Corporation, (hereinafter referred to as “Optionor”) and the NATIONAL BANK OF THE REDWOODS, a California Corporation (hereinafter referred to as “Optionee”).

WHEREAS, Optionor is the owner of a certain improved parcel of real property, consisting of a 4-story office building with an underground parking garage located at 111 Santa Rosa Avenue, Santa Rosa, California, County of Sonoma (and together with all rights, easements, improvements placed thereon and appurtenances belonging thereto, hereinafter collectively referred to as the “Property”), identified in red in Exhibit “A” attached hereto and incorporated herein by this reference; and;

Optionor desires to sell the Property to Optionee and Optionee desires to purchase the Property from Optionor; and;

The provisions in the numbered sections of this Agreement are only in effect upon Optionor’s exercise of Optionor’s sole right to require Optionee to purchase the property.  Optionee must close escrow based on the terms and conditions as outlined herein, including a) that the Optionor gives written notification to Optionee that Optionor is exercising it’s PUT Option no later than October 1, 2005 and (b) the Optionor obtains a closure letter for the existing environmental condition of the property from the California Regional Water Quality Control Board, North Coast Region indicating that all contamination issues have been remediated no later than October 1, 2005.

Only in the event that the Optionor performs the items above and then the Optionee fails to purchase the property and at the Optionor’s sole discretion, the Standard Office Lease- Full Service Gross (1984 American Industrial Real Estate Association) entered into by and between Upway Properties, LLC (Lessor) and National Bank of the Redwoods (Lessee) dated as of June 1, 1999 and as Amended (“The Lease”)  may be terminated, 60 days after Optionee’s failure to purchase, without any further liability to Optionee by Optionor. Notwithstanding anything to the contrary, if the Optionor fails to obtain a closure letter for the existing environmental condition of the property from the California Regional Water Quality Control Board, North Coast Region indicating that all contamination issues have been remediated no later than October 1, 2005, then the Optionor’s right to terminate the lease and to require Optionee to purchase the Property shall automatically terminate.

Notwithstanding the terms of the Lease, the Optionee’s obligation thereunder to provide the following loan terms to Optionor that will be guaranteed until January 4, 2005 to replace Lessor’s existing loan:

1)	A principal loan balance of $6,000,000
2)	30 Year amortization;
3)	Interest rate Fixed-Years 1-5- 5.25%, Years 6-10- 6.25%;
4)	½ loan point to borrower;
5)	Option for additional 5 years with both parties to share the interest risk by agreeing to a margin and index;

is contingent upon the Optionor having obtained a closure letter for the existing environmental condition of the property from the California Regional Water Quality Control Board, North Coast Region indicating that all contamination issues have been remediated on or before January 4, 2005.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the parties hereby acknowledge the receipt, adequacy and sufficiency of which hereto, Optionor and Optionee do hereby covenant and agree as follows:

1.            Agreement to Sell and Purchase.  Optionor hereby agrees to sell to Optionee and

Optionee hereby agrees to purchase from Optionor, upon the terms and conditions hereinafter set forth, the Property.

2.            Purchase Price.  The Purchase price to be paid by Optionee to Optionor at close of escrow for the Property shall be FIFTEEN MILLION SIX HUNDRED AND EIGHTY NINE THOUSAND and NO/100 Dollars ($15,689,000), hereinafter referred to as the “Purchase Price”, all payable in cash, except that Optionee shall either assume the existing loan or pay any required prepayment penalties on such loan.

3.            Deposit.  Optionee has delivered to Escrow Holder (as that term is hereinafter defined) a check in the amount of TWENTY FIVE THOUSAND and NO/100 Dollars ($25,000.00) (the aforesaid amount together with all interest earned thereon as hereinafter provided for, called collectively the "Deposit"). The proceeds of the aforesaid check and all subsequent increases in the Deposit shall be promptly deposited by Escrow Holder into an interest bearing account and shall be disbursed by Escrow Holder in accordance with the terms and provisions of this Agreement. All deposits shall be applicable to the purchase price.

If the Optionor obtains a closure letter for the existing environmental condition of the property from the California Regional Water Quality Control Board, North Coast Region indicating that all contamination issues have been remediated no later than October 1, 2005 and Optionor timely exercises its right to require Optionee to purchase the Property, then if Optionee elects to purchase the Property, the Optionee shall within 3 business days of its receipt of said document(s) deliver an additional check to the Escrow Holder in the amount of TWO HUNDRED AND TWENTY FIVE THOUSAND and NO/100 Dollars ($225,000.00), which amount, together with monies previously delivered to the Escrow Holder, including interest earned thereon, to be referred to collectively as the "Deposit" for a total deposit of TWO HUNDRED AND FIFTY THOUSAND and NO/100 Dollars ($250,000.00)and shall become non refundable to the benefit of the Optionor, subject to Liquidated Damages as per Section 16.a. and applicable to the purchase price. In the event Optionor has satisfied the foregoing conditions and Optionee fails to purchase the Property, whether Optionee has deposited the additional Deposit or not, Optionor shall have the right to terminate the lease, as described in the WHEREAS clauses above.

4.             Escrow.  Following full execution of this Agreement an escrow shall be opened to consummate the transaction contemplated by this Agreement at the offices of FIRST AMERICAN TITLE 400 E Street Santa Rosa, Ca. 95401 Attn: Dona Robertson, (the "Escrow Holder").  Said Escrow Holder shall also provide title insurance and hereinafter may also be referred to as the "Title Company".

5.         Title.  Optionor shall convey to Optionee a good, marketable and insurable title to the Property free and clear of all liens, encumbrances, tenants at will, encroachments, restrictions, covenants, assessments (except for assessments that are recorded against the Property, payable over a period of time, billed with the property tax statements from Sonoma County and not yet due and payable), charges, agreements, taxes (except for current year taxes which are not yet due and payable) and easements, except as otherwise approved in writing by Optionee in its sole discretion.

The Optionee has reviewed and removed contingencies related to the property titleand which removal is contingent on no material changes occurring in the accuracy of such information between the end of the Inspection Period and the close of escrow.

6.             Property Reports and Leases.  Promptly following the execution of this Agreement by Optionor, but in no event more than five (5) days following such execution, Optionor shall deliver to Optionee complete and legible copies of the following documents, leases and reports pertaining to the Property that are in Optionor's possession or reasonably accessible to Optionor:

            a)   The fully executed leases and related Addendum’s and Exhibits with the tenants and all Service Contracts in Effect;

            b)      Optionor must provide all property reports, including all Environmental Reports and including the Indemnity Agreement from the prior Owners;

            c)      Preliminary Title Report and copies of all exceptions, including the Property Tax Statement;

            d)      Complete working Drawings any other pertinent Plans and Specifications related to the building;

            e)   The existing loan documents, including the promissory note and Deed of Trust;

            f)    The assignment of the existing indemnity agreement that Optionor is to provide Optionee for the environmental condition that exists at the property;

            g)      Any other document in Optionor's possession that would reasonably facilitate Optionee's inspection and analysis of the Property and its operation.

Optionor represents and warrants such documents to be true and correct copies of the underlying instrument, and makes no other representation or warranty except as provided elsewhere herein, unless said documents were prepared by a third party, in which case the Optionee shall look to their own review of the document(s) to determine the validity of each document, without Optionor representation or warranty.

The Optionee has reviewed and removed contingencies related to the property Reports and Leases, contingent on no material changes occurring in the accuracy of such information between the end of the Inspection Period and the close of escrow.

7.             Inspections.  Optionee shall have five business (5) days following his receipt of all the documents described in Section #6 and the Title Review Documents described in Section #5 to inspect and examine the Property and the documents provided by Optionor, and to perform any studies, reviews or tests concerning the Property that Optionee may desire (the "Inspection Period"). On or before the expiration of the Inspection Period, Optionee shall, in its sole discretion, advise Optionor and Escrow Holder in writing of its desire to proceed with the transaction contemplated by this Agreement; provided, however, in the event such written notice is not so provided, this Agreement shall be deemed null and void, Optionee shall be entitled to an immediate return of the Deposit, and the parties hereto shall have no further obligations hereunder except for the return of said Deposit to Optionee.

Optionee, its employees, agents and engineers shall prior to the close of escrow have the privilege of going upon the Property from time-to-time during normal business hours as needed to inspect, examine and survey the Property and other engineering tests and studies, all at Optionee's sole cost and expense; provided, however, Optionee shall first notify and receive approval for such entries from Optionor, such approval not to be unreasonably withheld, and further provided, that Optionee shall hold Optionor harmless from any damages and claims of damages incurred through the exercise of such privilege by Optionee.

The Optionee has reviewed and removed contingencies related to the property Inspections, except for the environmental condition of the property, contingent on no material changes occurring in the accuracy of such information between the end of the Inspection Period and the close of escrow.

8.            Financing Contingency.  None, the purchase will be all payable in cash, except that Optionee shall pay any required prepayment penalties on the current loan of Optionor and secured by the Property as disclosed to Optionee and as existing on the date of this Agreement, provided that the Optionor obtains a closure letter for the existing environmental condition of the property from the California Regional Water Quality Control Board, North Coast Region indicating that all contamination issues have been remediated no later than October 1, 2005.

9.         Close of Escrow.  Close of Escrow to occur within 90 days from Optionor’s written notification to Optionee of Optionor’s exercise of its right to require the Optionee to purchase the property under the terms and conditions contained herein (the "Closing Date"), in the offices of the Escrow Holder in Santa Rosa, CA.

10.            Covenants of Optionor.

            (a)   So long as this Agreement remains in full force and effect, commencing upon the date of this Agreement and extending through the close of escrow, Optionor shall not make any changes to, or otherwise modify, any of the improvements of the property without the written consent of the Optionee.

            (b)   Except as provided in this Agreement, Optionor shall not terminate or modify the Lease without the prior written consent of Optionee.

11.            Representations and Warranties of Optionor.  Optionor hereby represents and warrants as follows, which representations and warranties shall be true and correct in all material respects as of the close escrow, shall survive the close of escrow and the truth of which, as of the close of escrow, shall be a condition precedent to Optionee's obligation to complete the transaction contemplated by this Agreement:

            (a)   To the best of Optionor's actual knowledge there are no material defects in the physical condition of the Property;

            (b)            Except for the environmental condition described in the Indemnity Agreement and except for the environmental conditions that are the subject of the pending litigation between the previous owner, 137 Santa Rosa Group Partnership and PG & E and the Administrative Liability between 137 Santa Rosa Group Partnership and the California Regional Water Quality Control Board, North Coast Region  and disclosed by Optionor to Optionee, to the best of Optionor's actual knowledge the Property and the ground water below the surface of the Land, is free of all contaminants and hazardous substances as such terms are commonly understood and defined;

            (c)   To the best of Optionor's actual knowledge Optionor knows of no public improvements, which have been ordered to be made and which have not hereto been completed, assessed and paid for;

            (d)            To the best of Optionor's actual knowledge there are no unrecorded liens for overdue taxes, state or federal, income, property or otherwise;

            (e)   To the best of Optionor's actual knowledge there are no actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, pending or threatened against Optionor or the Property, except for the pending litigation between the previous owner, 137 Santa Rosa Group Partnership and PG & E and the Administrative Liability between 137 Santa Rosa Group Partnership and the California Regional Water Quality Control Board, North Coast Region or any portion or portions thereof, or relating to or arising out of the ownership, management or operations of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality;

            (f)   To the best of Optionor's actual knowledge Optionor has no knowledge of any pending or threatened condemnation or eminent domain proceedings, which would affect any of the Property.

            (g)   No right to the property or any interest therein has been granted to any other party than Optionee other than as disclosed in writing to Optionee.

12.            Covenants of Optionee.

            (a)   Optionee has inspected the Property, reviewed all reports and has satisfied all conditions for the benefit of Optionee, except for the environmental condition of the property, contingent on no material changes occurring in the Property or the accuracy of such information between the end of the Inspection Period and the close of escrow.

            (b)   Optionee shall provide the necessary funds required to complete the successful close of this transaction.

13.             Representations and Warranties of Optionee.  Optionee hereby represents and warrants to Optionor as follow:

            (a)   The individual(s) executing this Agreement on behalf of Optionee have the right, power, legal capacity, and authority to enter into this Agreement on behalf of Optionee and to execute all other documents and perform all other acts as may be necessary to complete the transaction contemplated herein;

            (b)   Optionee acknowledges and agrees that this Agreement constitutes a legal, valid and binding obligation of Optionee, enforceable against Optionee in accordance with its terms and provisions, except as may be otherwise limited by laws affecting the rights of creditors. The Optionee, upon receipt of notice by Optionor exercising Optionor’s PUT Option, agrees to close the purchase of the property under the terms and conditions as set forth in this Agreement. If the Optionee defaults and fails to close the escrow, the Optionor can terminate the Optionee’s lease Amendment # 2 at the property, without any liability or obligation to the Optionee.

14.            Documents. At least ten (10) business days prior to the close of escrow, Optionor shall execute and deliver to Escrow Holder the following:

            (a)     a grant deed duly executed by Optionor, and in form for recording, conveying marketable, and fee simple title to the Property;

            (b)   an assignment in favor of Optionee of the leases, including the balance of security deposit related to such lease held by Optionor, in respect of the use and/or occupancy of any portion of the Property;

            (c)     a bill of sale conveying, assigning and otherwise transferring to Optionee (i) that personal property of Optionor located at the Property as of the date of this Agreement, and (ii) third party warranties and guaranties in respect of equipment and/or work performed by contractors on behalf of the Tenant and pursuant to the maintenance and repair of the Property, if any;

            (d)   Estoppel certificate(s) signed by the tenants entitled to possession of the Property, such estoppel certificates to be in form and content acceptable to Optionee and Optionee's lender, these estoppel(s) to be delivered to Optionee from Optionor no later than ten (10) days prior to the close of escrow. Among other things, the estoppel certificates shall contain an acknowledgment as to the date of the current lease, whether or not there have been any lease amendments, and if so, the date and nature of such amendments, the amount of monthly rent currently being paid, the amount of security deposits previously paid and the nature of any unresolved disputes or claimed defaults between tenant and Optionor;

            (e)   Optionor shall acquire Subordination, Attornment and Non Disturbance Agreement(s) (SNDA) from the Tenants;

            (f)   all other documents as the Escrow Holder may reasonably require to complete the transaction contemplated by this Agreement;

15.       Costs and Prorations.

            (a)   Attorney's Fees. Optionee and Optionor shall be responsible for fees and charges of their respective attorneys in connection with the closing of the transaction contemplated by this Agreement.

            (b)   Title Insurance. Optionee pays for cost of Owner’s policy of Title insurance and;

            (c)   Escrow Fees. Escrow fees shall be paid by Optionee and;

            (d)   Transfer Taxes. Transfer taxes and any sales taxes shall be paid by Optionor and;

            (e)   Other Closing Costs. All other closing costs, including but not limited to, recording fees, notary fees and document preparation shall be shared equally between Optionee and Optionor.

            (f)   Prorations.  Real property and ad valorem taxes and other state or local taxes, charges and assessments (all of which appear on the County Tax Statement) affecting the Property, rent, interest and insurance, if any, shall be prorated as of the date of the close of escrow.

            (g)   Assessment.  Optionor shall not be required to pay all assessments against the Property unpaid as of the close of escrow; because such assessments are recorded against the Property, payable over a period of time and billed with property tax statements from Sonoma County and are part of the Operating Expenses of the property, Optionor shall only be required to pay those assessments that delinquent as of the close of escrow and those taxes not paid by Tenant pursuant to the lease, if any.

            (h)   Security Deposits.  Optionee shall be credited at the close of escrow in an amount equal to the balance of any security deposit(s) related to the Leases held by Optionor.

16.            Default and Remedies.

            (a)            By Optionee Liquidated Damages. In the event the (i) Optionor has complied with each and every obligation of Optionor hereunder, (ii) each and every condition precedent to Optionee's obligations hereunder is satisfied, and (iii) Optionee shall fail to perform Optionee's obligation to purchase the Property at the close of escrow in accordance with the terms, provisions and conditions of this Agreement, Optionor shall be entitled to terminate this Agreement by giving written notice of such termination to Optionee and Escrow Holder, whereupon the Deposit will be paid to Optionor as full and complete liquidated damages for the default of Optionee pursuant to California Civil Code Sections 1671, 1676 and 1677. The parties expressly acknowledge and agree, as indicated by the initialing of this paragraph, that the liquidated damages are intended to compensate Optionor for any and all damages suffered by reason of any default by Optionee, such damages being impossible of calculation, and further, that the payment of the Deposit is not intended as a penalty, but as full and complete liquidated damages. Optionor's right to the deposit as liquidated damages shall be part of Optionor's exclusive right and remedy, and Optionor waives, relinquishes and releases all other rights, and remedies, including, but not limited to, any right to sue Optionee for any element of damages or for specific performance under this Agreement. Notwithstanding anything to the contrary, the Optionor may also, at Optionor’s sole option, terminate the Optionee existing lease Amendment #2 for the property as further Liquidated Damages, without any further obligation or liability to Optionee.

_/s/ Paul Louie________________	__/s/ Patrick Kilkenny____________
Optionor	Optionee

            (b)            By Optionor. In the event Optionor defaults in the performance or compliance with any of the obligations, covenants or agreements to be performed or any of the conditions to be complied with by Optionor under the terms and provisions of this Agreement or if any of the representations or warranties of Optionor contained herein are untrue at the close of escrow and not waived by Optionee, Optionee shall, as Optionee's sole and exclusive remedy, be entitled to, (i) initiate an action against Optionor for the specific performance by Optionor of the terms and provisions of this Agreement, or (ii) terminate this Agreement by giving written notice of such termination to Optionor and Escrow Holder, whereupon Escrow Holder shall promptly refund to Optionee all Deposit monies paid hereunder and Optionor shall promptly reimburse Optionee for the actual, and reasonable, expenses incurred by Optionee in Optionee's exercise of its efforts to satisfy conditions inserted for the benefit of Optionee.

_/s/ Paul Louie________________	__/s/ Patrick Kilkenny____________
Optionor	Optionee

17.             Condemnation.  In the event the Property or any portions thereof shall be taken or condemned by any governmental authority or other entity having power of eminent domain or Optionor shall receive a notice of proposed taking prior to the close of escrow, Optionor shall immediately notify Optionee to said effect and Optionee shall have the option of either terminating this Agreement by giving written notice thereof to Optionor within twenty (20) days after Optionor's notice of such proposed taking, in which event Optionee shall be entitled to a refund of all of the Deposit or of consummating the transaction provided for herein without reduction of the Purchase Price and requiring Optionor to assign, transfer and set over to Optionee at the close of escrow all of Optionor's right, title and interest in and to any awards that my be made by reason of such condemnation. In the event Optionee fails to notify Optionor within said twenty (20) day period of Optionee's election to terminate this Agreement, then it shall be conclusively presumed that Optionee has elected to consummate the transaction provided for herein, without abatement of the Purchase Price and to receive all of Optionor's right, title and interest in and to any awards that may be made by reason of such condemnation.

18.       Risk of Loss.  Prior to the close of escrow all risk of loss to the Property, from any casualty or otherwise, shall remain upon Optionor. In the event of any damage or destruction of any portion of the Property prior to the close of escrow, Optionee shall decide, at its sole discretion, and so advise Optionor in writing, either (i) to accept an assignment of all insurance proceeds and make the repairs to the Property at its sole cost and expense, or (ii) to require that Optionor make the repairs to the Property at its sole cost and expense. Notwithstanding the foregoing, in the event the estimated cost of repairs to the Property, as determined from quotations obtained by Optionor from reputable contractors experienced in making such repairs, shall exceed fifty percent (50%) of the Purchase Price, then either the Optionor or Optionee shall have the right to terminate this Agreement by serving written notice on the other party within ten (10) days of receipt by both parties of the above described estimated cost of repairs. In the event of such termination, the Deposit shall be returned to the Optionee, and neither party shall have any further obligation or liability, one to the other.

19.       Time.  Time is of the essence of this Agreement.

20.            California Law.  This Agreement is made and entered into as a contract for the purchase and sale of real property to be interpreted under and governed and enforced according to the laws of the State of California.

21.            Severability.  In the event any term, covenant, condition, agreement, section or provision shall be deemed invalid or unenforceable by a court of competent and final jurisdiction, this Agreement shall not terminate or be deemed void or voidable, but shall continue in full force and effect and there shall be substituted for such stricken provision a like, but legal and enforceable, provision which most nearly accomplishes the intention of the parties hereto and if no such provision is available, the remainder of this Agreement shall be enforced.

22.            Possession.  Optionor shall deliver possession of the Property to Optionee at the close of escrow subject only to the existing leases and those exceptions to title approved by Optionee pursuant to the provisions of Paragraph 5 hereof.

23.       Other Assurances.  From time to time, either before or after the close of escrow, and as an obligation of the parties which shall survive the close of escrow and not be merged with the execution and delivery of the grant deed, either party, upon the reasonable request of the other party, shall, without charge, furnish such other instruments, documents, material and information, and obtain and deliver to the requesting party such other consents, approvals, estoppel certificates and affidavits as may be reasonably requested by such party in order to effectuate the transaction contemplated by this Agreement and the operation of the Property.

24.            Notices. All notices required, necessary or desired to be given pursuant to this Agreement, including a change of address for purposes of notice, shall be in writing and shall be deemed effective and given (i) upon personal delivery, (ii) upon delivery if sent by Federal Express or similar private courier company that maintains records of its deliveries, (iii) upon transmission by facsimile machine to the facsimile number listed herein, or (iv) upon deposit in the United States Mail, certified, return receipt requested, postage prepaid and addressed as follows:

OPTIONOR:	UPWAY PROPERTIES, LLC
Attn: Paul Louie
(510) 791-1333
(510) 791- Fax
OPTIONEE:	National Bank of the Redwoods
Attn: Pat Kilkenny
111 Santa Rosa Avenue, Suite 100
Santa Rosa, CA 95401
(707)
Fax # (707)
Copy to:	CATALYST COMMERICAL GROUP, INC
111 Healdsburg Avenue Suite C
Healdsburg, CA 95448
(707) 431-3510
Fax # (707) 431-3513
Attn: Paul Gonzalez
Escrow Holder:	FIRST AMERICAN TITLE
400 E Street
Santa Rosa, CA 95401
Attn: Dona Robertson, Escrow Officer
Facsimile: (707) 523-
Phone: (707) 523-3902

25.            Assignment.  At any and all times prior to the close of escrow Optionee shall, without the prior consent of Optionor, have the right to assign its rights, interest, duties and obligations under this Agreement to any entity in which Optionee retains an ownership interest or has the financial ability to close the transaction under the terms contained herein. An assignment of Optionee's rights, interest and duties and obligations under this Agreement to any other person or entity shall require the prior written approval of Optionor, such approval not to be unreasonably withheld or delayed.

26.            Binding Effects.  The terms, covenants and conditions of this Agreement shall be binding upon and shall enure to the benefit of Optionee and Optionor and their respective successors, assigns, heirs and legal representatives.

27.            Modification and Amendment.  This Agreement may not be modified, altered or amended except by a written instrument executed by both Optionee and Optionor.

28.       Entire Agreement. This Agreement, including all attached Exhibits, constitutes the entire and complete agreement of Optionee and Optionor with respect to the transaction contemplated hereby, and conversations, undertakings, representations, promises, inducements, warranties or statements not reduced to writing and expressly set forth herein shall be of no force or effect whatsoever.

29.       Broker and Commissions. Optionee and Optionor represent and warrant to each other that no broker, agent, salesperson, or finder has been engaged with respect to, or is in any way entitled to, a commission or other fee in connection with the transaction contemplated hereunder, except for Paul Gonzalez of CATALYST COMMERCIAL GROUP, INC., of Santa Rosa, CA, hired by the Optionor as it’s sole consultant (the "Broker"). Optionor agrees to pay a real estate commission equal to Two percent (2%) of the purchase price to be paid Paul Gonzalez, Optionor’s Agent upon the close of escrow. Said commission to be paid out of the Optionor’s proceeds, in escrow, through escrow.

In the event of a claim for any commission or fee by any other broker, agent, salesperson or finder, Optionee and Optionor hereby agree to indemnify and hold each other harmless from any and all such claims and any and all demands, costs, expenses, and causes of action therewith.  The Optionor shall pay any legal fees to the Broker, if required to collect Brokers commissions. The parties acknowledge and consent that Paul Gonzalez is acting as a dual agent in this transaction.

Both parties have been advised by the Broker to have the attorney review and approve this Option Agreement. Unless either party objects to the use of this Option Agreement prior to ratification, this Option Agreement shall be deemed approved and the Broker shall not have any liability for the preparation of this Option Agreement as to the legal content and legal sufficiency of the Option Agreement.

Optionor’s Initial_/s/ PL________                        Optionee’s Initial_/s/ PK_______

30.            Survival of Agreement.  All of the terms and provisions of this Agreement shall survive the close of escrow and not merge with the execution and delivery of the grant deed contemplated herein.

31.            Agreements Affecting the Property.  Optionor hereby covenants and agrees with Optionee that so long as this Agreement remains in full force and effect, Optionor shall not sell, assign, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, any portion of the Property or any interest or rights therein, and shall not modify any existing lease(s) or enter into any new lease(s) without the prior written consent of Optionee. Optionee is aware that an existing loan encumbering the property is currently in place, the property is pledged as security and the loan is due on October 1, 2004. If the Optionee pays the loan prior to October 1 2004, the Optionee will pay the prepayment penalty.

32.            Headings.  The paragraph and subparagraph headings throughout this Agreement are for convenience and reference only, and the words contained therein shall not be held to expand, modify, amplify or aid in the interpretation, construction or meaning of this Agreement.

33.            Mediation of Disputes.  Optionee and Optionor agree that in the event a dispute arises as to the meaning, interpretation or performance of any provision of this Agreement, that Optionee and Optionor shall submit such dispute to mediation before resorting to binding arbitration.  Either party  may initiate the mediation process by serving written notice on the other party, and unless both parties agree otherwise, the dispute shall be submitted to a Judicial Arbitration and Mediation Service with offices in either San Francisco or Santa Rosa California.  Prior to commencement of the mediation, Optionee and Optionor agree to execute a document limiting the admissibility in arbitration or any civil action of anything said, any admission made, and any documents prepared, in the course of the mediation. The mediator, whose fee shall be shared equally between Optionee and Optionor, shall not be empowered to impose a settlement on either party.

34.            Binding Arbitration.  Intentionally deleted.

35.            Attorneys' Fees.  All fees and expenses of attorneys or other advisors retained by Optionor or Optionee pursuant to this Agreement and the completion of the transaction contemplated thereby shall be the sole responsibility of the party engaging the services of such attorney or advisor; except, however, if following a decision pursuant to binding arbitration either party hereto shall institute any action or proceeding to enforce the award rendered said party shall be entitled to recover, from the other, reasonable attorneys' fees and costs for services provided in such proceeding.

36.       Tax Deferred Exchange.  In the event Optionor wishes to enter into a tax deferred exchange for the Property, or if Optionee wishes to enter into a tax deferred exchange with respect to property owned by Optionee in connection with this transaction, each of the parties agrees to cooperate with the other party in connection with such exchange, including, without limitation, the execution of such documents as may be reasonably necessary to effectuate the same. Such obligations shall, however, be subject to the following conditions: (i) the party not initiating the exchange shall not be obligated to advance or delay the closing; (ii) all additional costs in connection with the exchange, if any, shall be borne by the party initiating the exchange; (iii) the party not initiating the exchange shall not be obligated to execute any note, contract, or other document providing for any personal liability; and (iv) the party initiating the exchange shall indemnify and hold the other party harmless from and against any and all claims and liabilities in any way arising out of or resulting from the indemnified party's participation in such exchange.

37.            Conditions Precedent.  Optionee's obligation to complete the transaction contemplated by this Agreement shall be conditional on the following event:

That the Optionor obtains a closure letter for the existing environmental condition of the property from the California Regional Water Quality Control Board, North Coast Region indicating that all contamination issues have been remediated, no later than October 1, 2005.

38.            Foreign Person affidavit.  At the close of escrow, Optionor shall deliver to Optionee an affidavit pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, sworn to under the penalty of perjury setting forth Optionor's U.S. taxpayer identification number and stating that Optionor is not a foreign person, and is a "United States Person" as defined in the Code. In lieu of furnishing such nonforeign affidavit, Optionor may deliver to Optionee a qualifying statement issued by the United States Treasury, such statement to be in accordance with the rules and provisions as contained in Section 1445 of the Internal Revenue Code.

39.            Documents required for Closing in form and content acceptable to Optionor and Optionee.

            (a) a grant deed duly executed by Optionor, and in form for recording, conveying marketable, and fee simple title to the Property;

            (b) an assignment in favor of Optionee of the leases, including the balance of security deposit related to such leases held by Optionor, in respect of the use and/or occupancy of any portion of the Property;

            (c) a bill of sale conveying, assigning and otherwise transferring to Optionee (i) that personal property of Optionor located at the Property as of the date of this Agreement, and (ii) third party warranties and guaranties in respect of equipment and/or work performed by contractors on behalf of the Tenant and pursuant to the maintenance and repair of the Property, if any;

            (d) Estoppel certificate(s) signed by the tenants entitled to possession of the Property, such estoppel certificates to be in form and content acceptable to Optionee and Optionee's lender, this estoppel to be delivered to Optionee from Optionor no later than ten (10) days prior to the close of escrow. Among other things, the estoppel certificate shall contain an acknowledgment as to the date of the current lease, whether or not there have been any lease amendments, and if so, the date and nature of such amendments, the amount of monthly rent currently being paid, the amount of security deposits previously paid and the nature of any unresolved disputes or claimed defaults between tenant and Optionor;

            (e) Optionor shall acquire Subordination, Non Disturbance and Attornment Agreements (SNDA) from the Tenants;

            (f) All other documents as the Escrow Holder may reasonably require to complete the transaction contemplated by this Agreement;

40.            Extension to Next Business Day.  In the event a date for the end of a period, delivery of notice or the close of escrow shall fall on a Saturday, Sunday or legal holiday, then such date shall be postponed to the next business day immediately following such date.

41.            Exhibits.  The following attached exhibits are incorporated herein by this reference:

Exhibit A - Site Plan Exhibit B - Agency Disclosure

42.            Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Optionee has caused this Agreement to be executed as an offer to Optionor to purchase the Property upon the terms and conditions set forth herein, which offer shall remain open for acceptance by Optionor until 5:00 o'clock PM California time on the 20th day of July 2004. If Optionor has not delivered two (2) fully executed copies of this Agreement to Optionee or Broker by such point in time, said offer might be terminated by either party. Upon mutual ratification of this revised PUT Option Agreement by Optionor and Optionee, this document shall replace the previous PUT Option Agreement which shall terminate and be null and void.

The date of this Agreement shall be deemed to be the next business day following the latest date on which this Agreement shall be executed by any of the parties.

OPTIONEE:

By: /s/ Patrick Kilkenny	Date: 7/21/04
National Bank of the Redwoods

Its: _Chairman_____________________

OPTIONOR:

By: /s/ Paul Louie	Date: 7/18/04
Paul Louie, Managing Partner
Upway Properties, LLC